EXHIBIT 4.2

--------------------------------------------------------------------------------
    Sun National Bank 401(k) Plan
    Financial Statements as of and for the
    Years Ended December 31, 1998 and 1997,
    Supplemental Schedules as of and for the Year Ended December 31, 1998 and
    Independent Auditors' Report

SUN NATIONAL BANK 401(k) PLAN

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997
   AND FOR THE YEARS THEN ENDED:

   Statements of Net Assets Available for Benefits                           2

   Statements of Changes in Net Assets Available for Benefits                3

   Notes to Financial Statements                                            4-7

SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 1998
   AND FOR THE YEAR THEN ENDED:

   Item 27a - Schedule of Assets Held for Investment Purposes                8

   Item 27d - Schedule of Reportable Transactions                            9

INDEPENDENT AUDITORS' REPORT


To the Trustees and Participants of the
Sun National Bank 401(k) Plan
Vineland, New Jersey

We have audited the accompanying statements of net assets available for benefits of the Sun National Bank 401(k) Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of (1) assets held for investment purposes as of December 31, 1998 and (2) reportable transactions for the year ended December 31, 1998 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 1998 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

The schedule of assets held for investment purposes and the schedule of reportable transactions that accompany the Plan's financial statements do not disclose the historical cost of certain plan assets held by the Plan trustee and the historical cost of assets sold, respectively. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.



/s/ Deloitte & Touche LLP

July 14, 1999

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                      1998              1997
ASSETS:
  Investments, at fair value                      $ 2,920,975       $ 1,048,258
  Participant loans receivable                         21,389             3,576
                                                  -----------       -----------
           Total assets                             2,942,364         1,051,834
                                                  -----------       -----------
NET ASSETS AVAILABLE FOR BENEFITS                 $ 2,942,364       $ 1,051,834
                                                  ===========       ===========


See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


                                                                      1998           1997

ADDITIONS:
  Employer contributions                                         $   155,935    $    87,717
  Employee contributions                                             493,310        277,314
  Rollover contributions and transfers in                          1,390,615         31,936
  Net (depreciation) appreciation in fair value of investments       (73,393)       360,926
  Investment income                                                      216             40
  Loan repayments                                                        352            259
                                                                 -----------    -----------
           Total additions                                         1,967,035        758,192
                                                                 -----------    -----------
DEDUCTIONS:
  Benefits paid to participants                                       72,331         59,975
  Administrative expenses                                              4,174          8,454
                                                                 -----------    -----------
           Total deductions                                           76,505         68,429
                                                                 -----------    -----------
INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS                      1,890,530        689,763

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR               1,051,834        362,071
                                                                 -----------    -----------
NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR                   $ 2,942,364    $ 1,051,834
                                                                 ===========    ===========


See notes to financial statements

SUN NATIONAL BANK 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

1.   DESCRIPTION OF THE PLAN

     The Sun National Bank 401(k) Plan is a defined contribution plan which was initiated on January 1, 1996. The following description of the Sun National Bank (the "Bank") 401(k) Plan (the "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     a. General - The Plan is a defined contribution plan covering all full-time employees of the Bank who have 90 days of service and are age twenty-one or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     b. Contributions - Each year, participants may contribute up to 15 percent of pretax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified plans. The Bank contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. Additional amounts may be contributed at the option of the Bank's board of directors.

     c. Participant Accounts - Each participant's account is credited with the participant's contribution and allocations of the Bank's contribution and, Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

     d. Vesting - Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Bank's matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of contribution service. A participant is 100 percent vested after four years of credited service.

     e. Investment Options - Upon enrollment in the Plan, a participant may direct employee contributions among available investment funds (see
          Note 6).  Employer  contributions  are invested in Sun  Bancorp,  Inc.
          Stock.

     f. Participant Loans Receivable - Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Loan transactions are treated as a transfer to the investment fund from the Participant Loans Receivable fund. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Plan administrator.

     g. Payment of Benefits - On termination of service due to death, disability or retirement, a participant will receive an amount equal to the value of the participant's vested interest in his or her account.

     h. Forfeited Accounts - At December 31, 1998, forfeited nonvested accounts totaled approximately $27,000. At December 31, 1997, there were no forfeited nonvested accounts. These accounts will be allocated to eligible participants.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis of accounting.

     Valuation of Investments - The Plan's investments are stated at fair value. Investments are recorded by the Plan as of their trade dates.

     Recognition of Income - Dividends and interest are included in income when earned based on the term of the investments and the periods during which the investments are owned by the Plan.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results may differ from those estimates and assumptions.

     Financial Statement Presentation - The Plan has adopted Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters ("SOP 99-3"). As a result, the reclassification of the prior year financial statements have been made to eliminate the by fund disclosures.

3.   TERMINATION OF THE PLAN

     Although it has not expressed any intent to do so, the Bank reserves the right, at any time, to discontinue permanently or temporarily its contributions to the Plan and to terminate its participation in the Plan. The interest of the members shall be nonforfeitable and fully vested in the event the Plan is terminated.

4.   TAX STATUS

     The Bank has adopted a non-standardized defined contribution profit sharing plan provided by Nationwide Life Insurance Company and the Bank. The Internal Revenue Service has determined and informed the Bank by letter dated April 16, 1998, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code.

5.   PARTIES IN INTEREST

      Plan Administrator                      Sun National Bank
      Plan Trustee                            Benefits 21, Inc.
      Plan Custodian                          Nationwide Life Insurance Company

6.   SUMMARY OF INVESTMENTS BY TYPE

     Upon enrollment in the Plan, a participant may select from any of the eight investment options as described by the Plan Custodian and summarized below. Nationwide invests the contributions consistent with the direction of the participants.

     Twentieth Century Ultra Investors Fund - The fund seeks capital growth over time by investing primarily in common stocks that are considered by management to have better-than-average prospects for appreciation.

     Fidelity Magellan Fund - The fund invests primarily in common stocks and convertible securities, with a portion of its assets invested in debt securities of all types and qualities.

     Neuberger & Berman Guardian Fund - The fund is a growth and income fund and emphasizes investments in stocks of high quality, established companies.

     Fidelity Puritan Fund - The fund seeks income consistent with preservation of capital by investing in common stocks, preferred stocks and bonds, seeking to diversify in terms of both companies and industries.

     Fidelity Advisory High Yield Fund A - The fund seeks a combination of a high level of income and the potential for capital gains by investing in a diversified portfolio consisting primarily of high-yielding, fixed income and zero coupon securities, such as bonds, debentures and notes, convertible securities and preferred stock.

     Nationwide Money Market Fund - The fund provides as high a level of current income as is consistent with the preservation of capital and maintenance of liquidity. It invests in a diversified portfolio of high-quality money market instruments.

     Virtuoso 2 is a guaranteed return contract that provides an annual interest guarantee, based on the investment yield realized on Nationwide's General Account. The contract guarantees an interest rate for the first guarantee period and a minimum rate for the following guarantee period.

     Sun Bancorp, Inc. Stock - Contributions are invested in common stock of Sun Bancorp, Inc., the holding company of Sun National Bank.

     It should be noted that any forfeited funds (i.e., the non-vested portion of employer matched contributions for which a participant forfeits upon early withdrawal from the plan) are invested in the Virtuoso 2 account to be applied to future employer contributions at the discretion of the Plan Administrator.

7.   INVESTMENTS

     The following presents investments that represent 5% or more of the Plan's net assets.

                                                   December 31,
                                         -------------------------------
                                                1998              1997

Twentieth Century Ultra Investors Fund      $ 432,180          $ 91,846
Fidelity Magellan Fund                        441,058           136,466
Neuberger & Berman Guardian Fund              255,045            89,917
Sun Bancorp, Inc. Stock                     1,418,385           590,267
Nationwide Money Market Fund                                     73,024

      The following presents detail of the net (depreciation) appreciation in fair value of investments.

                                                       December 31,
                                              ----------------------------
                                                   1998            1997

Twentieth Century Ultra Investors Fund           $ 47,257       $  19,386
Fidelity Magellan Fund                             61,045          30,034
Neuberger & Berman Guardian Fund                     (312)         12,793
Fidelity Puritan Fund                               8,841           7,842
Fidelity Advisory High Yield Fund A                   106           2,232
Nationwide Money Market Fund                        2,718           1,733
Sun Bancorp, Inc. stock                          (193,048)        286,906
                                                 --------       ---------
                                                 $(73,393)      $ 360,926
                                                 ========       =========



8.   RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

     The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                                    December 31,
                                                                       1998

Net assets available for benefits per the financial statements       $2,942,364
Refunds payable                                                          (3,372)
                                                                     ----------
Net assets available for benefits per Form 5500                      $2,938,992
                                                                     ==========


                                     ******

SUN NATIONAL BANK 401(k) PLAN

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1998
--------------------------------------------------------------------------------

                                                                                                                    Fair
Identity of Issue                          Description of Investment                       Cost                     Value


*Nationwide Life Insurance Company    Twentieth Century Ultra Investors Fund           Not available           $   432,180

*Nationwide Life Insurance Company    Fidelity Magellan Fund                           Not available               441,058

*Nationwide Life Insurance Company    Neuberger & Berman Guardian Fund                 Not available               255,045

*Nationwide Life Insurance Company    Fidelity Puritan Fund                            Not available               128,629

*Nationwide Life Insurance Company    Fidelity Advisory High Yield Fund A              Not available               125,592

*Nationwide Life Insurance Company    Nationwide Money Market Fund                     Not available               115,214

*Nationwide Life Insurance Company    Virtuosos 2                                      Not available                 4,872

*Sun Bancorp, Inc.                    Common Stock                                     Not available             1,418,385

Participant loans                     Loan rates ranged from 8.25% to 8.75%                        0                21,389
                                                                                       -------------           -----------
                                                                                       Not available           $ 2,942,364
                                                                                       =============           ===========




*Indicates party-in-interest to the Plan

SUN NATIONAL BANK 401(k) PLAN

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------


Single transactions of the same issue which exceed 5% of beginning total net assets

                                                   Description of Asset
            Identity of                           (include Interest Rate
               Party                               and Maturity in Case            Number of   Purchase  Selling Cost of   Net Gain
              Involved                                    of Loan                 Transactions   Price   Price    Asset     (Loss)

Nationwide Life Insurance Company         Fidelity Advisory High Yield Fund A          1       $ 68,953          $ 68,953
Nationwide Life Insurance Company         Fidelity Magellan Fund                       1         55,656            55,656
Nationwide Life Insurance Company         Fidelity Magellan Fund                       1        111,142           111,142
Nationwide Life Insurance Company         Neuberger & Berman Guardian Fund             1         76,108            76,108
Nationwide Life Insurance Company         Twentieth Century Ultra Investors Fund       1         84,907            84,907
Nationwide Life Insurance Company         Twentieth Century Ultra Investors Fund       1        182,272           182,272
Sun National Bank                         Sun National Bank Common Stock               1        592,662           592,662

     Series of transactions of the same issue which exceed 5% of beginning total net assets

                                                   Description of Asset
            Identity of                           (include Interest Rate
               Party                               and Maturity in Case            Number of   Purchase  Selling Cost of   Net Gain
              Involved                                    of Loan                 Transactions   Price   Price    Asset     (Loss)

Nationwide Life Insurance Company         Fidelity Advisory High Yield Fund A         149     $ 109,256         $ 109,256
Nationwide Life Insurance Company         Fidelity Magellan Fund                      172       252,505           252,505
Nationwide Life Insurance Company         Fidelity Puritan Fund                        49        85,903            85,903
Nationwide Life Insurance Company         Neuberger & Berman Guardian Fund             58       184,733           184,733
Nationwide Life Insurance Company         Twentieth Century Ultra Investors Fund      155       332,365           332,365
Sun National Bank                         Sun National Bank Common Stock                4       989,410           989,410
